Exhibit 99.1

MONSANTO [LOGO]

MONSANTO COMPANY 800 NORTH LINDBERGH BLVD ST. LOUIS, MISSOURI 63167

RELEASE	Immediately
CONTACT	Media: Lori Fisher (314-694-8535)
Analysts: Scarlett Foster (314-694-8148)

MONSANTO COMPANY REPORTS FOURTH-QUARTER AND FULL-YEAR 2002 RESULTS
St. Louis — Feb. 5, 2003

	Fourth	Fourth		Full	Full
Financial Summary	Quarter	Quarter		Year	Year
($ in millions, except per share)	2002	2001	% Change	2002	2001	% Change

Net Sales	$1,220	$1,209	1%	$4,673	$5,462	(14)%

Net Income (Loss)	$61	$(104)	NM	$(1,693)	$295	NM

Diluted Earnings (Loss) per Share	$0.23	$(0.40)	NM	$(6.45)	$1.12	NM

NM = not meaningful

•	Quarterly sales improved 1 percent, with overall higher trait revenues in the United States, and higher U.S. and Latin American corn seed sales, largely offset by lower sales of branded Roundup in Brazil and the United States.

•	Fourth-quarter net income of $61 million was $165 million better than last year’s fourth-quarter net loss of $104 million.

•	Full-year sales declined to $4.7 billion, compared with 2001 sales of $5.5 billion, primarily from lower Roundup and seed sales in Latin America, and lower volumes and prices for Roundup in the United States.

•	Net loss in 2002 included a loss of $6.94 per share from a cumulative effect of an accounting change for goodwill impairment.

•	Free cash flow for 2002 was $639 million compared with free cash flow of $183 million in 2001.

Comment from Monsanto Chairman and Interim Chief Executive Officer
Frank V. AtLee:

“Monsanto’s shift to a company fueled by its growing technology traits and seeds business was evident in our fourth-quarter results, although increases in those businesses were mostly offset by reduced sales from our branded Roundup herbicide in Brazil and the United States. We implemented a plan with our customers to reduce the risk of doing business in Latin America in 2002, and we’re well positioned for a return to more normal operations in that region. Our focus on improving working capital investments in 2002 allowed us to exceed our free cash flow target.”

Fourth-Quarter and Full-Year 2002 Performance Summary:

Net sales of $1.2 billion for the quarter were 1 percent above those in the fourth quarter of 2001. The slight improvement in the fourth-quarter net sales comparison is the result of increased demand for the company’s biotechnology traits and strong corn seed sales in the United States, which was largely offset by lower sales of branded Roundup in Brazil and the United States.

For the full year, net sales were $4.7 billion, compared with 2001 net sales of $5.5 billion. Continued competitive pressures and unfavorable weather conditions in the United States contributed to lower sales of Roundup in 2002. In Latin America, economic conditions caused us to take steps with our customers to reduce the risk of doing business there. These actions included reducing distributor inventories of Roundup and seeds in the region, tightening our credit policies, and selling closer to the time farmers are using our products. As a result of these changes to our operations, sales of Roundup and seeds were significantly lower in Argentina and Brazil in 2002.

For a geographic breakdown of net sales, please go to Monsanto’s web site and select “Fourth-Quarter and Full-Year 2002 Supplemental Data” in the Financial Reports section under the investor information page.

Net income (loss) and earnings (loss) per share: For the fourth quarter of 2002, the company reported net income of $61 million (23 cents per share). This compares with a net loss of $104 million (40 cents per share) during the fourth quarter of 2001. For the full year, Monsanto reported a net loss of $1.7 billion ($6.45 per share), compared with net income of $295 million ($1.12 per share) for 2001.

Earnings in the fourth quarter and the full year were affected by the same operational factors that lowered sales in those periods as described above.

In the fourth quarter of 2002, the company recorded net aftertax restructuring items of $20 million (8 cents per share), compared with net aftertax restructuring and other special items of $86 million (34 cents per share) in the fourth quarter of 2001. Results in the fourth quarter of 2001 also included a net charge for litigation matters of $39 million aftertax (15 cents per share).

Full-year 2002 results also included bad-debt expense of $100 million aftertax (38 cents per share) established during the second quarter for estimated uncollectible receivables in Argentina. Net restructuring charges for the year were $81 million aftertax (31 cents per share), compared with $137 million aftertax (52 cents per share) in 2001 for restructuring and other special items. Full-year 2001 results also included a net charge for litigation matters of $39 million aftertax (15 cents per share). EPS in 2002 also benefited from a gain of 8 cents per share related to certain asset sales to Nissan Chemical Industries Ltd. in the second quarter. The full-year comparison also included the effect of a $1.8 billion aftertax ($6.94 per share) goodwill impairment related to Monsanto’s corn and wheat businesses.

Cost management: Research-and-development (R&D) expenses were $141 million in the fourth quarter, and $527 million for the year, down 6 percent compared with R&D expenses in the same periods of 2001. Selling, general and administrative (SG&A) expenses of $231 million for the fourth quarter and $1 billion for the year were down 13 percent and

10 percent, respectively, from the comparable 2001 periods. These declines reflect the company’s ongoing efforts to manage costs.

Cash flow and balance sheet: Monsanto reported positive free cash flow (sum of cash flows from operations and investing activities as reflected in the Statement of Consolidated Cash Flows included with this news release) of $639 million for 2002, compared with free cash flow of $183 million in 2001. This improvement was primarily a result of a reduction of the company’s investment in working capital, particularly in Latin America. Net trade receivables were $1.8 billion at the end of 2002, or 24 percent lower, than 2001 year-end net trade receivables of $2.3 billion. The reduction in 2002 receivables included the Argentine $154 million pretax ($100 million aftertax) bad-debt reserve established during the second quarter.

Capital spending in 2002 declined 41 percent to $224 million as the company completed a number of capital projects during 2001.

For a breakdown of receivables by geography, please go to Monsanto’s web site and select “Fourth Quarter and Full-Year 2002 Supplemental Data” in the Financial Reports section under the investor information page.

Agricultural Productivity Segment Detail

	Fourth	Fourth		Full	Full
Product net sales	Quarter	Quarter		Year	Year
($ in millions)	2002	2001	% Change	2002	2001	% Change

Roundup and other non-selective agricultural herbicides	$357	$413	(14)%	$1,844	$2,422	(24)%

All other agricultural productivity products	$251	$269	(7)%	$1,244	$1,333	(7)%

TOTAL agricultural productivity	$608	$682	(11)%	$3,088	$3,755	(18)%

Agricultural Productivity Segment: The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agriculture business.

In this segment, net sales decreased 11 percent for the quarter, and 18 percent for the year. EBIT (earnings before the cumulative effect of an accounting change, interest and income taxes) improved to a loss of $11 million for the fourth quarter of 2002, compared with a loss of $90 million in the same period of 2001. For the full year, EBIT declined to $366 million in 2002 versus EBIT of $772 million in 2001.

For the quarter and the year, net sales declined primarily because of continued competitive pressures on Roundup herbicide in the United States and actions taken with our customers to reduce the risk of doing business in Latin America.

EBIT for the fourth quarter of 2002 improved compared with the same period in 2001 for this segment primarily because the fourth quarter of 2001 included a charge related to the resolution of a legal matter and higher restructuring charges.

In addition to the factors noted above, full-year net sales and EBIT for the Agricultural Productivity segment were affected by unfavorable U.S. weather conditions in the second and third quarters of the year, which reduced volumes and sales of Roundup.

Seeds and Genomics Segment Detail

	Fourth	Fourth		Full	Full
Product net sales	Quarter	Quarter		Year	Year
($ in millions)	2002	2001	% change	2002	2001	% change

TOTAL seeds and genomics	$612	$527	16%	$1,585	$1,707	(7)%

Seeds and Genomics Segment: The Seeds and Genomics segment consists of the global seeds and related traits business, and genetic technology platforms.

Net sales for the Seeds and Genomics segment increased 16 percent in the fourth quarter, but declined 7 percent for the year. EBIT improved by $197 million quarter-to-quarter, from a loss of $65 million in the fourth quarter of 2001 to positive EBIT of $132 million in the same period of 2002. For the full year, EBIT improved to a loss of $105 million in 2002 from a loss of $240 million in 2001.

Net sales and EBIT for the quarter reflected strong demand by U.S. farmers for the company’s branded corn seed as well as higher sales of Monsanto’s biotechnology traits for corn and soybeans. However, in preparation for the expected decrease in U.S. soybean acres in 2003, customers purchased less soybean seed, which somewhat offset the increases for traits.

For the year, EBIT and net sales benefited from a two-point market share gain for DEKALB and Asgrow brand corn seed in the United States. Corn trait revenue also increased for the year, even though 2001 results included trait sales for more than one season because of the company’s switch to a royalty payment system for its licensed traits in corn and soybeans.

These gains were more than offset by economic and market conditions in Latin America that caused the company to change its operations there, which significantly reduced corn seed sales in Brazil and Argentina. Lower demand for soybean seeds by U.S. farmers also affected full-year EBIT for this segment.

EBIT for the Seeds and Genomics segment benefited in both the fourth quarter and the year, by $27 million and $117 million, respectively, because goodwill is no longer amortized in accordance with the company’s adoption of the Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets.

For a supplemental chart providing an estimate of acreage planted with Monsanto’s technology traits worldwide in 2002, please go to Monsanto’s web site and select “1996-2002 Monsanto Biotechnology Trait Acreage” in the Financial Reports section under the investor information page.

Other Items of Note:

In late December, Monsanto’s Bollgard II insect-protected cotton product received full U.S. regulatory approval when the U.S. Environmental Protection Agency (EPA) granted environmental clearance for cotton containing the Monsanto second-generation trait. Limited quantities of seed containing the Bollgard II trait will be available for the 2003 season.

Also in December, the Philippines’ Department of Agriculture’s Bureau of Plant Industry granted commercial approval to Monsanto’s YieldGard Corn Borer insect-protected corn. This is the first biotech crop approved for planting in the Philippines.

On Jan. 1, 2003, Monsanto adopted SFAS No. 143, Accounting for Asset Retirement Obligations. This accounting standard addresses the legal obligations associated with the retirement of tangible long-lived assets. Adoption of this standard will have a noncash cumulative effect of an accounting change as of Jan. 1, 2003, and is expected to increase depreciation expense for the company in 2003 and beyond.

For a reconciliation of EBIT to net income as reported in Monsanto’s Condensed Statement of Consolidated Operations presented in this news release, please see the Segment Data table, which is also included in this release.

Supplemental data to this news release, including slides that accompany the company’s financial results conference call, are found at www.monsanto.com. To access this supplemental information, please go to the “Financial Reports” section under the investor information page of the web site.

Outlook Comment from Chairman and Interim Chief Executive Officer Frank V.
AtLee:

“The actions taken in Latin America during 2002 have set the stage for Monsanto to realize solid business results in 2003. Increased revenues and gross profits from seeds and traits are expected to help to offset the projected decline in gross profit from Roundup herbicide.”

2003 Earnings and Free Cash Flow Outlook:

Full-year 2003 earnings per share (EPS) are expected to be in the range of $1.20 to $1.40, excluding the cumulative effect of the new accounting standard and the resulting increase in depreciation expense (see footnote 5). Management expects free cash flow generation in 2003 to be roughly in the range of $350 million to $400 million.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release, such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency effects, business and financial plans and other non-historical facts are “forward-looking statements.” These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of our products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s exposure to lawsuits and other liabilities and contingencies, including those related to intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; the company’s ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup, DEKALB, Asgrow, Bollgard, Bollgard II, and YieldGard are trademarks owned by Monsanto or its wholly-owned subsidiaries.

References to Roundup products in this release mean Roundup branded and other glyphosate-based herbicides, excluding lawn and garden products.

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Condensed Statement of	Three Months Ended	Three Months Ended	Year Ended	Year Ended
Consolidated Operations	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

Net Sales	$1,220	$1,209	$4,673	$5,462
Cost of Goods Sold	663	744	2,493	2,817

Gross Profit	557	465	2,180	2,645
Operating Expenses:
Selling, General and Administrative Expenses	231	267	1,023	1,141
Bad Debt Expense	25	13	208	42
Research and Development Expenses	141	150	527	560
Amortization and Adjustments of Goodwill	—	30	—	121
Restructuring Charges — Net	28	61	103	122

Total Operating Expenses	425	521	1,861	1,986
Income from Operations	132	(56)	319	659
Interest Expense — Net	16	18	59	73
Other Expense — Net (3)	11	99	58	127

Income (Loss) Before Taxes and Cumulative Effect of Accounting Change (3)	105	(173)	202	459
Income Tax Expense (Benefit) (3)	44	(69)	73	164

Income (Loss) Before Cumulative Effect of Accounting Change (3)	61	(104)	129	295
Cumulative Effect of Change in Accounting Principle — Net of Taxes of $162 (2)	—	—	(1,822)	—

Net Income (Loss)	$61	$(104)	$(1,693)	$295

EBIT (1)	$121	$(155)	$261	$532

Basic Earnings (Loss) Per Share
Income (Loss) Before Cumulative Effect of Accounting Change (3)	$0.23	$(0.40)	$0.49	$1.14
Cumulative Effect of Accounting Change — Net of Tax	—	—	(6.99)	—

Net Income (Loss)	$0.23	$(0.40)	$(6.50)	$1.14

Diluted Earnings (Loss) Per Share
Income (Loss) Before Cumulative Effect of Accounting Change (3)	$0.23	$(0.40)	$0.49	$1.12
Cumulative Effect of Accounting Change — Net of Tax	—	—	(6.94)	—

Net Income (Loss)	$0.23	$(0.40)	$(6.45)	$1.12

Shares Outstanding:
Basic Shares	261.4	258.1	260.7	258.1
Diluted Shares	261.4	258.1	262.6	263.6

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Segment Data:

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
Agricultural Productivity Segment:	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

Net Sales	$608	$682	$3,088	$3,755

EBIT (1)	$(11)	$(90)	$366	$772
Add: Depreciation	60	57	234	220
Add: Amortization	—	1	3	5

EBITDA (1)	$49	$(32)	$603	$997

Pretax Restructuring and Other Special Items (4)	$16	$89	$52	$137

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
Seeds and Genomics Segment:	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

Net Sales	$612	$527	$1,585	$1,707

EBIT (1)	$132	$(65)	$(105)	$(240)
Add: Depreciation	22	25	95	91
Add: Amortization	30	53	128	234

EBITDA (1)	$184	$13	$118	$85

Pretax Restructuring and Other Special Items (4)	$15	$43	$72	$76

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
Total Monsanto Company and Subsidiaries:	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

Net Sales	$1,220	$1,209	$4,673	$5,462

EBIT (1)	$121	$(155)	$261	$532
Add: Depreciation	82	82	329	311
Add: Amortization	30	54	131	239

EBITDA (1)	$233	$(19)	$721	$1,082

Pretax Restructuring and Other Special Items (4)	$31	$132	$124	$213

Reconciliation of Income (Loss) Before Cumulative Effect of Accounting Change to EBIT:

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
Total Monsanto Company and Subsidiaries:	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

Income (Loss) Before Cumulative Effect of Accounting Change	$61	$(104)	$129	$295
Add: Interest Expense — Net	16	18	59	73
Add: Income Tax Expense (Benefit)	44	(69)	73	164

EBIT (1)	$121	$(155)	$261	$532

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statement of Consolidated Financial Position	Dec. 31, 2002	Dec. 31, 2001

Assets
Current Assets:
Cash and Cash Equivalents	$428	$307
Short-Term Investments	250	—
Trade Receivables — Net of Allowances of $247 in 2002 and $177 in 2001	1,752	2,307
Related-Party Loan Receivable	—	30
Related-Party Receivable	—	44
Inventories	1,272	1,357
Other Current Assets	722	752

Total Current Assets	4,424	4,797

Property, Plant and Equipment — Net	2,339	2,627
Goodwill — Net	757	2,748
Other Intangible Assets — Net	643	691
Other Assets	727	566

Total Assets	$8,890	$11,429

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	$393	$563
Related Party Short-Term Loan Payable	—	254
Accounts Payable	275	457
Related-Party Payable	—	87
Accrued Liabilities	1,142	1,016

Total Current Liabilities	1,810	2,377

Long-Term Debt	851	893
Postretirement and Other Liabilities	1,049	676
Shareowners’ Equity	5,180	7,483

Total Liabilities and Shareowners’ Equity	$8,890	$11,429

Debt to Capital Ratio:	19%	19%

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	Year Ended	Year Ended
Statement of Consolidated Cash Flows	Dec. 31, 2002	Dec. 31, 2001

Operating Activities:
Net Income (Loss)	$(1,693)	$295
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Pretax cumulative effect of a change in accounting principle	1,984	—
Depreciation and amortization	460	554
Bad debt expense	208	42
Noncash restructuring and other special items	50	122
Deferred income taxes	(258)	5
Gain on disposal of investments and property, net	(59)	(16)
Equity loss, net	43	41
Write-off of retired assets	28	20
Changes in assets and liabilities that provided (required) cash:
Trade receivables	221	(224)
Inventories	74	(187)
Accounts payable and accrued liabilities	(3)	(194)
Related-party transactions	(46)	161
Tax benefit on employee stock options	11	—
Deferred revenue on supply agreements	42	—
Net investment hedge proceeds	20	—
Other Items	26	(3)

Net Cash Provided by Operations	1,108	616

Cash Flows Provided (Required) by Investing Activities:
Property, plant and equipment purchases	(224)	(382)
Acquisitions and investments	(347)	(81)
Investment and property disposal proceeds	72	10
Loans with related-party	30	20

Net Cash Flows Required by Investing Activities	(469)	(433)

Free Cash Flow (1)	639	183

Cash Flows Provided (Required) by Financing Activities:
Net change in short-term financing	(934)	372
Loans from related-party	(254)	(226)
Long-term debt proceeds	856	57
Long-term debt reductions	(104)	(94)
Debt issuance costs	(10)	—
Payments on vendor financing	(10)	—
Stock option exercises	63	—
Dividend payments	(125)	(116)

Cash Flows Required by Financing Activities	(518)	(7)

Net Increase in Cash and Cash Equivalents	121	176
Cash and Cash Equivalents Beginning of Year	307	131

Cash and Cash Equivalents at End of Year	$428	$307

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT, EBITDA and Free Cash Flow: As reflected in Monsanto’s Condensed Statement of Consolidated Operations presented in this release, EBIT is net income (loss) before the cumulative effect of an accounting change, interest and income taxes. EBITDA is EBIT eliminating the effects of depreciation and amortization expense. Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release. The presentation of EBIT, EBITDA and free cash flow is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles in the United States.

2.	Adjustment for New Accounting Standard No. 142: On Jan. 1, 2002, Monsanto adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only method. Under SFAS No. 142, all goodwill amortization ceased effective Jan. 1, 2002. Monsanto completed the transitional impairment test during the second quarter of 2002 and will test goodwill for impairment at least annually in the future.

The transitional impairment test resulted in a $2 billion pretax impairment charge ($1.8 billion aftertax) relating to Monsanto’s corn and wheat reporting units. The impairment charge was recorded as a cumulative effect of accounting change effective Jan. 1, 2002. As a result of the transitional goodwill impairment test, goodwill was reduced by $2 billion and net deferred tax assets increased by $162 million as a result of the related tax effect. This resulted in a net loss and net reduction of $1.8 billion to shareowners’ equity.

In addition, SFAS No. 142 also required Monsanto to reassess the useful lives, residual values, and classification of all identifiable and recognized intangible assets. Any necessary prospective amortization period adjustments were made Jan. 1, 2002.

SFAS No. 142 did not require that prior years be restated. However, to provide comparative information, had Monsanto adopted the new accounting standard as of Jan. 1, 2001, for the three months ended Dec. 31, 2001, Monsanto would not have recorded $28 million of goodwill amortization expense, and research-and-development (R&D) expenses would have increased by $2 million because of the reassessment of useful lives and classifications. For the year ended Dec. 31, 2001, Monsanto would not have recorded $119 million of goodwill amortization expense, but R&D expenses would have increased by $8 million. In addition and related to these changes, income tax expense would have increased by $6 million and $5 million for the three months and year ended Dec. 31, 2001, respectively. This financial information is presented for illustrative purposes only. Because of the seasonality of the agricultural business, financial information should not be annualized.

3.	Loss from Early Retirement of Debt: In the second quarter of 2001, the Pharmacia Savings and Investment Plan was separated into two separate plans, one that benefits employees of Pharmacia and one that benefits employees of Monsanto. As a result, in 2001 Monsanto recognized a $4 million pretax ($2 million aftertax) extraordinary loss related to the early retirement of Employee Stock Ownership Plan (ESOP) debt. In 2002, SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002, was issued and required that the loss from early retirement of debt be reclassified from extraordinary loss into operating income. In accordance with SFAS No. 145, the 2001 results have been restated to reclassify the $4 million pretax extraordinary loss as other expense and reclassify the $2 million tax benefit as an offset to income tax expense.

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

4.	Restructuring and Other Special Items: Restructuring items in 2002 are primarily associated with the 2002 plan related to facility rationalizations and work force reductions. Restructuring and other special items in 2001 are primarily associated with the 2000 plan to focus on our key crops, resulting in the termination of certain research-and-development programs and noncore activities, and to eliminate duplicative manufacturing capacity to formulate and package agricultural chemicals.

Income (loss) related to these items were recorded in the Condensed Statement of Consolidated Operations in the following categories:

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

Cost of Goods Sold	$(3)	$(69)	$(21)	$(82)
Selling, General and Administrative Expenses	—	(1)	—	(1)
Amortization and Adjustments of Goodwill	—	(2)	—	(2)
Restructuring Charges — Net	(28)	(61)	(103)	(122)
Other Expense — Net	—	1	—	(6)

Total Before Taxes and Cumulative Effect of Accounting Change	(31)	(132)	(124)	(213)
Income Tax Benefit	11	46	43	76

Total Before Cumulative Effect of Accounting Change	$(20)	$(86)	$(81)	$(137)

The pretax income (loss) components of the Restructuring and Other Special Items were as follows:

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

Restructuring and Other Special Items
Restructuring Charges	$(32)	$(56)	$(88)	$(99)
Reversal of Prior Restructuring Charges	12	8	13	8
Write-off of Inventories	(3)	(32)	(6)	(45)
Write-off of Property, Plant and Equipment	(8)	(47)	(45)	(57)
Goodwill	—	(2)	—	(2)
Other Assets	—	(3)	—	(9)
Other Intangibles	—	(1)	—	(3)
Recoverable amount from third party*	—	—	2	—
Other — Net	—	1	—	(6)

Total Pretax Restructuring and Other Special Items	$(31)	$(132)	$(124)	$(213)

*	Recoverable amount from a third party represents a portion of work force reduction and exit costs that will be reimbursed to Monsanto.

5.	Adjustment for New Accounting Standard No. 143: SFAS No. 143, Accounting for Asset Retirement Obligations, addresses financial accounting for and reporting of costs and obligations associated with legal matters related to the retirement of tangible long-lived assets. In adopting this standard as of Jan. 1, 2003, the company expects to record a noncash charge for a cumulative effect of accounting change and to increase property, plant and equipment and asset retirement obligations (a component of non-current liabilities). In addition, it is expected that as a result of the adoption of this standard the company’s depreciation expense will increase. Monsanto is in the process of determining the effect adoption of this standard will have on its consolidated financial position and results of operations. Therefore, the company is unable to calculate the effect the adoption of this standard will have on its EPS guidance. Adoption of this standard will not affect Monsanto’s liquidity or cash flow.

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